UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 19, 2006

AGILE SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27071	77-0397905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6373 San Ignacio Avenue

San Jose, California 95119-1200

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(408) 284-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 25, 2006, the Compensation Committee of the Board of Directors of Agile Software Corporation (“Agile Software” or the “Company”), approved compensation payable to Jay B. Fulcher, newly appointed as President and Chief Executive Officer. A description of Mr. Fulcher’s new compensation is set forth under Item 5.02 below and incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 19, 2006, the Board of Directors of Agile Software appointed Jay B. Fulcher, currently Agile Software’s President and Chief Operating Officer, as President and Chief Executive Officer, effective May 1, 2006. Bryan D. Stolle, the current Chief Executive Officer and Chairman of the Board, has resigned as Chief Executive Officer, effective April 30, 2006. Mr. Stolle will continue as Chairman of the Board. In addition, the Board of Directors increased the size of the Board to seven, and elected Mr. Fulcher as a Class I director to fill the vacancy created, effective immediately, and to serve until the annual meeting of stockholders to be held in 2006. There are no arrangements or understandings between Mr. Fulcher and any other persons pursuant to which Mr. Fulcher was selected as a director.

Mr. Fulcher, 43, has served as Agile Software’s President and Chief Operating Officer since October 2002. From November 1996 to August 2001, Mr. Fulcher was employed at PeopleSoft, Inc., an enterprise application software company, most recently as Executive Vice President, and prior to that as President, Product Division, and as General Manager and Vice President, Manufacturing Business Unit. Mr. Fulcher received a B.S. in Business Management from San Jose State University, where he currently sits on the Advisory Board for the College of Business. Mr. Fulcher serves as a director of three privately held companies.

Effective immediately, Mr. Fulcher will be paid a per annum base salary of $400,000 and be eligible for a target annual bonus of $300,000, which bonus shall be payable under the terms of the Company’s previously adopted executive bonus plan. In addition, on January 25, 2006, the Compensation Committee granted to Mr. Fulcher options to purchase 250,000 shares of common stock of the Company, with one-third of such options in the form of restricted stock with an exercise price equal to $.001 per share, and two-thirds of such options at an exercise price equal to the closing price of the Company’s common stock on the Nasdaq National Market on the date of grant. The options vest in equal monthly installments over a three year term. In addition, Mr. Fulcher’s participation under the Executive Retention and Severance Agreement previously adopted by the Company has been amended to provide that, upon termination of his employment following a change-in-control of the Company, Mr. Fulcher will be eligible to receive a cash severance payment in an amount equal to one-year’s annual base salary and bonus. Further information with respect to Mr. Fulcher’s participation in the Executive Retention and Severance Agreement, as well as in Agile Software’s stock option and employee stock purchase plans, is set forth in Agile Software’s Proxy Statement dated August 22, 2005, under “Employment Agreements, Termination of Employment and Change-in-Control Arrangements – Stock Option Plans” and “—Executive Retention and Severance Plan, “Equity Compensation Plan Information,” “Option Acceleration and Exchange,” and “Executive Compensation and Other Matters.”

Mr. Stolle’s current salary and bonus arrangements will continue through July 31, 2006, and his health benefits will continue through January 31, 2007. In addition, Mr. Stolle will be paid a transition bonus equal to $200,000, all of which the Compensation Committee has irrevocably allocated to Mr. Stolle’s travel plan previously established to pay Company-approved, business-related travel expenses in excess of those covered by the Company’s travel policy, including expenses payable with respect to the use for business travel of an airplane indirectly owned by Mr. Stolle. No further funding of the travel plan will occur with respect to bonuses payable for periods after January 31, 2006, and the travel plan will be terminated as of August 1, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2006	AGILE SOFTWARE CORPORATION

	By:	/s/ Carolyn V. Aver
Carolyn V. Aver,
Chief Financial Officer